UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        April 12, 2012

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation and audit of our consolidated financial statements as of, and for the year ended, December 31, 2011, we reviewed the accounting treatment of our debt and equity transactions during such year. During this review we uncovered errors that impacted our previously issued unaudited 2011 interim consolidated financial statements for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (collectively, the “2011 Interim Consolidated Financial Statements”).

On April 12, 2012, our management and the Audit Committee of our Board of Directors discussed this matter with Grant Thornton LLP, our independent registered public accounting firm.  After careful consideration, with concurrence of the Audit Committee, on April 12, 2012, we concluded that our 2011 Interim Consolidated Financial Statements contained in our Quarterly Reports on Form 10-Q for the respective quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (collectively, the “2011 Quarterly Reports”) and all earnings releases and other communications related to our financial performance for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 should no longer be relied upon.

We have filed with the Securities and Exchange Commission a Notice of Late Filing on Form 12b-25 with respect to our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”). We expect to file the 2011 Form 10-K within the time period permitted by Rule 12b-25. We will restate the 2011 Interim Consolidated Financial Statements in our 2011 Form 10-K through expanded disclosure of the selected quarterly financial data, including describing the restatement and its impact on previously issued amounts. We have not amended and do not intend to amend our previously filed 2011 Quarterly Reports to reflect such restatements.  The restatement of our 2011 Interim Consolidated Financial Statements to be included in our 2011 Form 10-K will contain a more definitive description of the impact of the accounting errors contained in the 2011 Interim Consolidated Financial Statements.

Description of Accounting Errors

We have concluded that we incorrectly accounted for a series of related transactions effected pursuant to certain Note Amendment and Forbearance Agreements, effective as of January 4, 2011 (the “Note Amendment and Forbearance Agreements”), with the holders of our Convertible Promissory Notes due May 31, 2010 (the “Old Notes”), including the partial repayment of the Old Notes, the conversion of a portion of the Old Notes into shares of our Series B Convertible Preferred Stock, the issuance to the holders of the Old Notes of warrants for the purchase of shares of our Common Stock and the issuance to the holders of the Old Notes, upon cancellation of the Old Notes, of Amended and Restated Promissory Notes due February 29, 2012 (the “Restated Notes”) by treating such transactions as debt modifications rather than debt extinguishment.

On April 12, 2012 our management also concluded that, due to deficiencies in the methodology we had used to calculate our derivative warrant liabilities, we had overstated the quarterly valuation of such liabilities.

Preliminary Financial Impact

None of the errors related to our cash position, revenues or loss from operations for any of the periods in which such errors occurred. We estimate the net effect of these errors to be (i) a $5.5 million understatement of our net loss in the quarter ended March 31, 2011, (ii) a $1.2 million overstatement of our net loss in the quarter ended June 30, 2011 and (iii) a $4.6 million overstatement of our net loss in the quarter ended September 30, 2011. The understatement of our net loss in the quarter ended March 31, 2011 is offset by the overstatement of our net loss in the quarters ended June 30, 2011 and September 30, 2011, with the net effect that our net loss for the nine-month period ended September 30, 2011 was overstated by approximately $0.3 million. The amounts of these adjustments have not yet been finalized.

Upon discovering these errors, we re-examined our accounting for similar transactions and the calculation of our derivative warrant liabilities in prior years and, although similar errors occurred in accounting for certain transactions in prior periods, we have not yet determined whether the effect of such errors was material.

Evaluation of the Effectiveness of Controls

Our management had previously determined, through its evaluation of the effectiveness of disclosure controls and procedures, that our disclosure controls and procedures were not effective as of the dates of the 2011 Quarterly Reports due to (i) our failure to allocate adequate resources to ensure that necessary internal controls were implemented and followed and (ii) a lack of segregation of duties in our significant accounting functions. Management is still evaluating the extent to which (i) the errors in our accounting for the transactions effected pursuant to the Note Amendment and Forbearance Agreements and (ii) the deficiencies in the methodology we had used to calculate our derivative warrant liabilities arise from further deficiencies in our internal controls. We will provide our management’s final evaluation of disclosure controls and procedures and assessment of internal control over financial reporting in our 2011 Form 10-K.

This Current Report on Form 8-K contains forward-looking statements based on current expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Factors that could affect our forward-looking statements include, among other things: the further review of our March 31, 2011, June 30, 2011 and September 30, 2011 financial statements, the audit of our December 31, 2011 fiscal year financial statements and our ability to manage our operations during and after restatement process. We do not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2012

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Teodor Klowan, Jr.
Name: Title:	Teodor Klowan, Jr. Chief Financial Officer